Exhibit 10.1

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXCLUSIVE LICENSE AGREEMENT

Between

Washington University
Licensor

And

AspenBio, Inc.
Licensee

Introduction:  This Agreement is made and entered into this 1st  day of May, 2004 by and between The Washington University, a corporation established by special act of the Missouri General Assembly approved February 22, 1853 and acts amendatory thereto, having its principal office at One Brookings Drive, St. Louis, Missouri  63130, [through its School of Medicine] (hereinafter “WU”) and AspenBio, Inc. with its principal offices at 1585 South Perry St., Castle Rock, CO 80104, hereinafter “Aspen”.  WU and Aspen may be referred to individually as a “Party” or collectively as the “Parties”.

1.
Background.  WU is the owner of certain Patent Rights, Tangible Research Property and Technical Information (collectively, Intellectual Property as defined below, which relates to and includes the items described on Exhibit A ) developed in the laboratory of Dr Irving Boime relating to animal fertility hormones and DNA constructs thereof and WU has the right to grant licenses thereto.  WU wishes to allow the Intellectual Property to be used to further scientific research and for new product development and other applications in the public interest and is willing to grant a license for such uses. Aspen represents to WU that it has the necessary product development, manufacturing and marketing capabilities to commercialize products based on such Intellectual Property.  Aspen desires to obtain a license to use these properties and information for its own commercial research and development endeavors upon the terms and conditions set forth in this Agreement.  In consideration of these premises and the mutual promises contained herein, the Parties further agree as follows.

2.	Definitions. For the purposes of this Agreement, the following words and phrases will have the meanings assigned to them below.

2.1	Agreement: This Exclusive License Agreement.

2.2	Calendar Half: Each six-month period, or portion thereof, beginning on January 1 or July 1.

2.3
Combination Product:  Any product that is comprised in part of a Licensed Product and in part of one or more other  components which are not themselves Licensed Products (the “Other Components”).  Other Components do not include surfactants, diluents and carriers and are not licensed products subject to fees under a license from a third party.

2.4	Development Plan: Aspen’s documentary plan for the development, manufacture, promotion, importation, sale and/or marketing of Licensed Products, as more fully described in Article 4.1.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.5	Effective Date: May 1, 2004

2.6	Field: Production for Veterinary Use of Washington University Intellectual and Tangible Property.

2.7
First Commercial Sale:  The date of first transfer by Aspen and/or its Sublicensees to an unrelated third party of a Licensed Product for compensation (including equivalent cash value for trades or other non-cash payments).  The transfer of Licensed Products by Aspen or its Sublicensees strictly for their own laboratory research and development purposes, beta-testing and/or clinical testing does not constitute a First Commercial Sale for the purposes of this Agreement, provided that Aspen or its Sublicensees receive no payment for such Licensed Product in excess of the fully burdened (i.e., direct and indirect) costs of producing and transporting such materials.

2.8
Intellectual Property: Patent Rights patents and patent applications, trademarks, service marks, copyrights, mask works, trade secrets, Tangible Research Property and Technical Information, including but not limited to the items listed on Exhibit A.

2.9
Licensed Product: Any product which is made, made for, used, sold or imported by Aspen and any Sublicensees which: (a) in the absence of this License Agreement would infringe at least one Valid Claim, or (b) uses a process covered by a Valid Claim.  Licensed Product includes any product made, and method or process used, in whole or in part using Tangible Research Property or Technical Information.

2.10
Aspen and its affiliates.  Affiliate means any person or entity which, directly or indirectly, owns or controls Aspen, or which is controlled by or under common control with Aspen.  For purposes of this definition, control means a person or entity's direct or indirect ownership of more than 50% of the outstanding voting securities of a corporation, the direct or indirect ownership by a person or entity of more than 50% of the outstanding voting shares of another entity, the right to receive more than 50% of the earnings of a person, corporation or other entity, or the right to control the business decisions of a person, corporation or other entity.

2.11
Gross Sales: Amounts received by Aspen for Sales of Licensed Products prior to reduction for  qualifying costs or taxes but after deductions for returns and discounts and after deductions for non-collectible amounts.

2.12
Patent Rights: The patents and patent applications listed in Exhibit A, attached hereto and incorporated by reference herein, and all foreign counterparts, continuations, continuations-in-part, divisions, extensions, reexaminations and reissues thereof, which trace their earliest priority filing date by unbroken lineage to a patent or patent application listed in Exhibit A.

2.13
Sale: Any transaction in which a Licensed Product is exchanged for value.  A Sale of a Licensed Product will be deemed to have been made at the time Aspen or its Sublicensee invoices, ships, or receives value for, whichever occurs first, a Licensed Product.

2.14	Sublicensee: A person or entity to which Aspen has granted a sublicense under the license rights granted to Aspen in Article 3 of this Agreement.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.15
Sublicensing Revenue: All value received by Aspen from its Sublicensees for the importation, manufacture, sale, or use of Licensed Products anywhere in the world during the Term of this Agreement.  This will include, by way of non-limiting examples: all fees, milestones, and cash equivalent for securities, equipment and other property or rights received by Aspen as sublicensing value from any Sublicensee.

2.16	Tangible Research Property: The physical embodiments of Patent Rights and Technical Information.

2.17
Technical Information: All ideas, data, know-how, trade secrets, research information, methods, procedures or processes, owned by WU, resulting from research performed by or under the direction of Dr Irving Boime, and not in the public domain, which contribute to the practice of the inventions in the Patent Rights and the commercialization of Licensed Products, including those identified in Exhibit C attached hereto and incorporated by reference herein.  Delivery will be made in accordance with the terms set forth in the Exhibit.

2.18
Term: Commences on the Effective Date and continues until the expiration of the last of the patents included in the Patent Rights to expire, unless earlier terminated in accordance with this Agreement.  A patent will be understood to expire at midnight on the day of its expiration.

2.19	Territory: Anywhere in the world except for countries to which export of technology or goods is prohibited by applicable U.S. export control laws or regulations.

2.20
Valid Claim: A claim (a) of a pending Patent Rights patent application which claim has not been pending for longer than fifteen years, or (b) of an issued and unexpired Patent Rights patent which has not been held invalid or unenforceable by a court or other governmental agency of competent jurisdiction in a decision or order that is not subject to an appeal.

3.	License Grant. Subject to the terms and conditions set forth in this Agreement, WU hereby grants to Aspen and Aspen hereby accepts, the following license during the Term in the Territory:

3.1
An exclusive, fee- and royalty-bearing license, including the right to grant sublicenses, under the Patent Rights, to make, have made, sell, offer for sale, use, and import or export Licensed Products in the Field.

3.2
A nonexclusive, fee- and royalty-bearing license, including the right to grant sublicenses, to Tangible Research Property and Technical Information, to make, have made, sell, offer for sale, use and import or export Licensed Products in the Field. This license includes the right, revocable by WU, to bring actions in Aspen’s name against third parties for unfair trade practices concerning Tangible Research Property or Technical Information (alone or in conjunction with actions to enforce the Patent Rights) or to defend in Aspen’s name against unfair trade practice claims by third parties premised on Aspen’s use of Tangible Research Property or Technical Information in Licensed Products (alone or in conjunction with subject matter described and claimed in the Patent Rights) subject to the terms and conditions set forth below in this Agreement.

3.3	The right to grant sublicenses granted to Aspen under this Agreement is subject to the following conditions:

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.3.1
In each sublicense, Aspen must prohibit the Sublicensee from further sublicensing and require that the Sublicensee is subject to the terms and conditions of the license granted to Aspen under this Agreement.

3.3.2
Within thirty days of the effective date of any sublicense, Aspen must send to WU a complete copy of the sublicense.  If the original sublicense is written in a language other than English, then Aspen must also send to WU within the allotted time a translation of the sublicense written in English.

3.3.3
If Aspen enters bankruptcy or receivership, voluntarily or involuntarily, Sublicensing Revenue then or thereafter due to Aspen will, upon notice from WU to any Sublicensee, become owed directly to WU for the account of Aspen.  WU will remit to Aspen any amounts received which exceed the sum actually owed by Aspen to WU.

3.3.4
Any sublicense granted by Aspen under this Agreement will remain in effect in the event that this Agreement is terminated prior to expiration.  Any Sublicensee will automatically become a direct licensee of WU under the rights originally sublicensed to it by Aspen provided the Sublicensee did not cause the termination of this Agreement and the Sublicensee agrees to comply with all the terms of this Agreement and to fulfill all the responsibilities of Aspen hereunder.  Any Sublicensee income amounts so received by WU will have the effect of offsetting any amounts due from Aspen to WU.

3.3.5
Aspen will be primarily liable to WU for all of Aspen’s obligations contained in this Agreement.  Any act or omission by a Sublicensee that would be a material breach of this Agreement if imputed to Aspen will be deemed to be a breach by Aspen of this Agreement if not cured within 45 days.

3.4
The license "to have made" granted in Sections 3.1 and 3.2 means that  Aspen may contract with a third party or parties to manufacture Licensed Products for  Aspen for sale or offer for sale by  Aspen or Sublicensees within the scope of its (or their) sales operations.  Aspen will require any contractors to assume confidentiality obligations consonant with Article 7  of this Agreement.

3.5
WU may use and practice the inventions and subject matter described and claimed in the Patent Rights for its own research and collaborations, and may permit others to do the same as required for such sponsored research and collaborations.  Appropriate confidentiality obligations will be required.

3.6
WU may use, and grant nonexclusive licenses to others to use, subject matter embodied or contained in Tangible Research Property and Technical Information, so long as it shall not conflict with the rights under this Agreement.  Appropriate confidentiality obligations will be required.

3.7
Aspen and Sublicensees have no ownership rights of any kind in the Intellectual Property licensed under this Agreement.  All ownership rights remain the property of WU.  WU will retain all original versions of Tangible Research Property and Technical Information licensed and will retain control over the same at all times.  The delivery of Tangible Research Property and Technical Information and grant of license rights thereto under this Agreement do not constitute a sale of the same.

3.8
In accordance with Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. §§ 200-212, the United States government retains certain rights to inventions arising from federally supported research or development.  Under these laws and implementing regulations, the government may impose requirements on such inventions. Licensed Products embodying inventions subject to these laws and regulations sold in the United States must be substantially manufactured in the United States.  The license rights granted in this Agreement are expressly made subject to these laws and regulations as they may be amended from time to time.  WU shall hold Aspen harmless from any claims by the United States government under this Article 3.8.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.9
The Parties agree that new Intellectual Property developed or acquired by WU during the term of this Agreement, which has applicability in the Field, shall be optioned first to Aspen for a license under the same terms and conditions as provided by the Agreement.

4.
 Diligence.Aspen agrees to use its best efforts, consistent with its prudent business judgment, to develop, manufacture, promote and sell Licensed Products as soon as practical in accordance with the Development Plan.  Aspen also agrees that it will require its Sublicensees to be diligent uniformly to the standards and obligations of Aspen set forth herein.

4.1
Within sixty days of the Effective Date of this Agreement, Aspen will provide to WU a Development Plan describing Aspen’s plans for commercializing Licensed Products.  Each Development Plan will contain the following minimum information:

4.1.1	A definition and/or specification of each Licensed Product planned for development.

4.1.2
Tasks to be performed by Aspen, its contractors and/or Sublicensees to develop each Licensed Product to the point of commercialization, including estimated time schedules for specific tasks such as prototype development, beta testing, trials, product development, and market surveys and testing.

4.1.3	Tasks to be performed to achieve regulatory approval or other certification of each Licensed Product including estimated time schedules.

4.1.4	Good faith estimate of time of First Commercial Sale of each Licensed Product by country in North America, Europe, and Asia/Pacific Basin.

4.1.5	Good faith estimates of Sales and income by Calendar Half for the next five calendar years including the first calendar year or partial calendar year following the Effective Date.

4.2
Aspen will update the Development Plan and report progress against the Plan in writing to WU no later than January 31 and July 31 of the first two calendar years following the calendar year in which the Effective Date falls, and no later than January 31 of each subsequent calendar year.  The updates and reports will summarize in reasonable detail the progress achieved and any problems encountered in the development, prototyping, evaluation, testing, manufacture, sale, and/or marketing of each Licensed Product.  Upon reasonable request by WU, Aspen will consult with WU about tasks, schedules and progress.

4.3
Prior to the First Commercial Sale of each Licensed Product, Aspen will be considered to be diligent regarding the development of such respective Licensed Product as long as Aspen provides the required Development Plan and updates and reports progress against the Plan and as long as Aspen:

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4.3.1	Continues to provide financial and other resources required to maintain progress in accomplishing the Plan as it relates to each Licensed Product.

4.3.2	Conducts and/or enables others to conduct all activities required to maintain scheduled progress for accomplishing the Plan as it relates to each Licensed Product.

4.4
Within three years after the First Commercial Sale of a Licensed Product Aspen will be considered diligent if Aspen sells sufficient quantities of Licensed Products or earned sufficient revenues from Sublicensee Agreements, that earned royalties equal or exceed the minimum royalty payments required under Article 5.  Should Aspen fail to meet this requirement, WU may declare that Aspen is not diligent.

4.5
Should WU conclude in its reasonable judgment that Aspen is not diligent in development or sales of a Licensed Product based on the standards set forth in Sections 4.1, 4.3 and 4.4 above as applicable, for reasons other than:

4.5.1	Withholding of regulatory approval by a government agency notwithstanding Aspen’s diligent efforts to obtain such approval;

4.5.2	Encountering unanticipated technical or scientific problems which have been promptly reported in writing to WU; or

4.5.3
Other causes beyond the reasonable control of Aspen notwithstanding its diligent efforts to overcome them, and which have been promptly reported in writing to WU; then WU may notify Aspen of its conclusions and the bases therefor and, upon request of WU, Aspen must show cause why the license granted for such Licensed Product should not be terminated.

5.	Fees, Payments and Royalties.

5.1
Within forty-five days of the Effective Date of the Agreement, Aspen will pay to WU a non-refundable, non-creditable license issue fee of $ 190,000 (one hundred ninety thousand USD).  This will be paid as $ 60,000 in cash and $130,000 in Aspen common stock at current value (with current value defined as the closing price of Aspen’s common stock on the day of signing this Agreement).

5.2
Aspen must pay to WU a non-refundable minimum royalty for Licensed Products sold by Aspen or its Sublicensees.  The first calendar period for which the minimum royalty will be paid will begin on the first day of the Calendar Half following the effective date of this agreement.  Payments under this Section 5.2 will be due in the following amounts for the corresponding calendar periods:

5.2.1	Period	Minimum Royalty
	1st & 2nd Calendar Halves	$10,000
	3rd & 4th Calendar Halves	$10,000
	Fifth and Each	$10,000
	Subsequent Half

5.2.2	Minimum royalties will be paid on January 31 and July 31 of each respective Calendar Half.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

5.4
Aspen must pay to WU an earned royalty of [* * *]% ([* * *] percent) of the Gross Sales of Licensed Product(s) made, made for, used, imported or sold by Aspen and any Sublicensee for any Calendar Half following Aspen’s First Commercial Sale.

5.4.1	Earned royalties are fully creditable against minimum royalties called for in Section 5.2, above, or vice versa.

5.4.2
Earned royalties will be accumulated and reported on a Calendar Half basis.  Aspen will pay to WU earned royalties accumulated during the preceeding Calendar Half on the February 28 or August 31 immediately following the end of that Calendar Half.

5.5	Licensee will pay WU [* * *]% ([* * *] percent) of Sublicense Revenue (sublicense fees) in addition to the royalties set forth in Section 5.4.

5.5.1	Sublicense fees to WU are fully creditable against minimum royalties called for in Section 5.2, and vice versa.

5.5.2
Sublicense fees will be accumulated and reported on a Calendar Half basis.  Aspen will pay to WU sublicense fees accumulated during the preceding Calendar Half on the February 28 or August 31 immediately following the end of that Calendar Half.

5.5.3
Licensed Products may be made, used, imported or sold in combination with or as part of other products which are covered by a claim of a third party's patent or by other intellectual property rights of a third party, requiring a license to enable Aspen or Sublicensees to make, use, sell or offer for sale, or import Combination Products.  To calculate the value of Net Sales of Combination Products, the gross sales of such Products will be multiplied by the fraction A/(A + B) where A is the fair market value of the Licensed Product when sold separately, and B is the fair market value of the Other Agent [Component] when sold separately.  Allowed deductions may then be subtracted from the proportion of gross sales attributable to the Licensed Product to compute Gross Sales.

5.6
No multiple royalty will be required to be paid because a Licensed Product or its manufacture, use, sale or importation is covered by more than one Valid Claim or patent or patent application within the Patent Rights.

5.7
Should Aspen enter into a license agreement with a third party to avoid or settle a claim of infringement or unfair trade practice due to Aspen’s use of Intellectual Property in commercializing any Licensed Product, Aspen may offset [* * *]% of any royalty payments made in accordance with such third party licenses against the royalties and fees owed to WU under Sections 5.4 and 5.5, provided, however, that in no event will the royalty and fee payments due to WU under those sections be reduced by more than [* * *]% for any Calendar Half.  Unused credits may be carried over by Aspen from one Calendar Half to the next until exhausted.

6.	Place and Method of Payment; Reports and Records; Audit; Interest.

6.1
All dollar ($) amounts referred to in this Agreement are expressed in United States dollars.  All payments to WU under this Agreement must be made in United States dollars by check or electronic transfer payable to "Washington University".  Any Sales revenues for Licensed Products received by Aspen in currency other than United States dollars will be converted to United States dollars at the conversion rate for the foreign currency as published in the Eastern edition of The Wall Street Journal as of the last business day in the United States of the applicable Calendar Half.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

6.2	Checks will be dispatched to WU's correspondence address given in Section 16 below. Electronic transfers will be made to a bank account designated by WU.

6.3
Aspen must deliver to WU within forty-five days of the end of each Calendar Half in which earned royalties and/or sublicense fees are owed and payable a written report setting forth the calculation of the payments made to WU for that Calendar Half, including at least the following:

6.3.1	The number of Licensed Products and volume of Sales by country.

6.3.2	Gross receipts for Sales of Licensed Products including total amounts invoiced, billed or received.

6.3.3	Allowed deductions as defined in Section 2.11, giving totals by each type.

6.3.4	Royalties, fees and payments due to WU giving totals for each category.

6.3.6	Earned royalty amounts credited against minimum royalty payments or vice versa.

6.4
Aspen must maintain, and require its Sublicensees to maintain complete and accurate books of accounts and records which would enable an independent auditor to verify the amounts paid as royalties, fees and payments under this Agreement.  Aspen must also require its Sublicensees to file reports to Aspen to enable Aspen to comply with all record keeping and reporting obligations in this Agreement.  The books and records must be maintained for three years following the Calendar Half after submission of the reports required by this Article.  Upon reasonable notice by WU, Aspen must give WU (or auditors or inspectors appointed by and representing WU) access to all books and records relating to Sales of Licensed Products by Aspen and its Sublicensees to conduct an audit or review of those books and records.  This access must be available at least once during each calendar year, for a reasonable time, during regular business hours, during the Term of the Agreement and for the three calendar years following the year in which termination or expiration occurs.  If WU determines that Aspen has underpaid royalties by 5% or more for any Calendar Half, then Aspen must pay WU the actual outside costs and expenses of its accountants and auditors in connection with the review and audit.

6.5
Any amounts that are not paid by Aspen to WU when due will accrue interest from the due date until payment is made at an annual rate equal to two percent above prime or the maximum allowed by law, if less.

7	Confidentiality.

7.1	All Patent Rights patent applications, Tangible Research Property and Technical Information designated by WU as confidential at the time it is delivered to Aspen are Confidential Information.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

7.2
Aspen will maintain in secrecy and not disclose to any third party any of WU's Confidential Information.  Aspen will ensure that its employees have access to WU's Confidential Information only on a need-to-know basis and are obligated by written agreement to keep Aspen’s confidentiality obligations under this Agreement.

7.3	The obligations of confidentiality specified in this Article will not extend to Confidential Information which:

7.3.1	Becomes part of the public domain through no fault of Aspen.

7.3.2	Was known to Aspen before disclosure to Aspen by WU as established by clear and convincing documentary evidence;

7.3.3	Comprises identical subject matter to that which had been originally and independently developed by Aspen personnel without knowledge or use of any WU Confidential Information; or

7.3.4	Was disclosed to Aspen by a third party having a right to make the disclosure.

7.4
Notwithstanding the other terms of this Article 6, Aspen may, to the extent necessary, use Confidential Information to secure governmental approval to clinically test or market a Licensed Product, to secure patent protection for an invention within the Patent Rights, to comply with a court order or governmental rule or regulation (including regulations under the Securities and Exchange Commission), or to show to a potential sublicensee or contractor subject to an appropriate confidentiality agreement.  Aspen will, in any such use, take all reasonably available steps to maintain confidentiality of the disclosed Information and to guard against any further disclosure.

8	Publication

8.1
Aspen recognizes WU’s mission to disseminate the results of WU research through scholarly publication and agrees that Dr. Boime shall be permitted to present, at symposia, national and international meetings, and to publish in journals, theses, dissertations, or otherwise of his own choosing, methods and results of the Project. WU research personnel shall at all times have the opportunity to publish results of the Project. Aspen shall have 30 days to review manuscripts and materials prior to publication to protect patentable information.

8.2
Dr Boime shall have the right to review any publications that may be generated by Aspen or a third party prior to publication and will have authority to make final changes that are consistent with the contributions of WU and Aspen.

9	Representations and Warranties.

9.1	WU represents and warrants that:

9.1.1	WU is a corporation organized, existing and in good standing under the laws of Missouri.

9.1.2	It has the authority to enter into this Agreement and that the person signing on its behalf has the authority to do so.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

9.1.3
To the best of its knowledge, it is the owner (subject to any rights retained by the U.S. government by operation of law) of the Intellectual Property licensed in this Agreement and that it has the authority to grant the licenses set forth herein.

9.1.4
To the best of its knowledge, as of the Effective Date of the Agreement, there are no actions, suits or claims pending against WU challenging WU's ownership or control of the Intellectual Property licensed in this Agreement.

9.1.5
To the best of its knowledge, all inventors named in patent applications within the Patent Rights have, unless indicated otherwise to the contrary, entered into agreements with WU promising to assign to WU their right, title and interest in and to the patent application(s) describing and claiming their invention(s) or have already made such an assignment.

9.2	Aspen represents and warrants that:

9.2.1	It is a corporation duly organized, existing, and in good standing under the laws of Colorado. .

9.2.2
The execution, delivery and performance of this Agreement have been authorized by all necessary corporate action on the part of Aspen and that the person signing the Agreement on behalf of Aspen has the authority to do so.

9.2.3	The making or performance of this Agreement would not violate any separate agreement it has with any other person or entity.

9.2.4	It is not a party to any agreement or arrangement that would prevent it from performing its duties and fulfilling its obligations to WU under this Agreement.

9.3	Nothing in this Agreement is or will be construed as:

9.3.1	A warranty or representation by WU as to the validity or scope of its Patent Rights, Tangible Research Property or Technical Information.

9.3.2
Granting by implication, estoppel or otherwise any licenses or rights under patents or other intellectual property rights of WU or other persons, other than the rights expressly granted above to Intellectual Property identified on the attached Exhibits.

9.3.3	An obligation to furnish any technology or technological information other than that identified in the attached Exhibits.

9.3.3 1	A grant of rights to either Party to use the name of the other in advertising, publicity, or otherwise, except as expressly authorized herein, without the permission of the other Party.

9.4
THE INTELLECTUAL PROPERTY IS PROVIDED "AS IS" AND WU MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED.  THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OF ANY LICENSED PRODUCT FOR A PARTICULAR PURPOSE, OR THAT THE USE OF ANY LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS, OR ANY OTHER EXPRESS OR IMPLIED WARRANTES.  WU WILL NOT BE LIABLE TO ASPEN ITS SUCCESSORS, ASSIGNS, CONTRACTORS OR SUBLICENSEES OR ANY THIRD PARTY REGARDING ANY CLAIM ARISING FROM ASPEN’S USE OF LICENSED INTELLECTUAL PROPERTY OR ANY LICENSED PRODUCT OR FROM THE MANUFACTURE, USE, IMPORTATION OR SALE OF LICENSED PRODUCTS, OR ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

10	Application, Prosecution and Maintenance of Patent Rights.

10.1
WU has the sole right to control the preparation, filing, prosecution, issue and maintenance of Patent Rights patents and applications.  WU will select qualified outside patent counsel reasonably acceptable to Aspen and corresponding foreign associates to prepare, file, prosecute and maintain U.S. patents/applications and foreign counterparts within the Patent Rights.  WU will consult with Aspen regarding the prosecution of Patent Rights patent applications including, without limitation, by providing Aspen a reasonable opportunity to review and comment on proposed submissions to any patent office before the papers are filed.  WU will keep Aspen reasonably informed of the status of Patent Rights patents and applications  by timely giving Aspen copies of communications relating to such Patent Rights that are received from any patent office or outside patent counsel of record or foreign associate.

10.2
During the Term of the Agreement, Aspen will reimburse WU for all reasonable and documented costs and expenses incurred by WU in the preparation, filing, prosecution, issue and maintenance of patents and applications within the Patent Rights within thirty days of receipt from WU of copies of billing invoices for such costs and expenses.  Such costs and related reimbursement shall be limited to that portion associated with the limited Field under this License Agreement.

10.3
As long as Aspen satisfies its reimbursement obligations hereunder in a timely manner, WU agrees that it will diligently prosecute and maintain the applications and patents within the Patent Rights.  WU will prepare, file and prosecute additional applications within the Patent Rights as Aspen may request, in WU's name at Aspen’s sole expense.

10.4
If Aspen at any time informs WU in writing that it no longer wishes to reimburse WU for expenses relating to any Patent Rights applications or patents in any country, WU will be free upon receipt of such notice, and without further obligation to Aspen whatsoever, to abandon the applications or patents subject to the notice or to continue prosecution or maintenance, at its option.  Any application or patent for which WU assumes responsibility for the expenses of preparation, filing, prosecution, issue or maintenance will be removed from the Patent Rights and the license granted to Aspen under Sections 3.1 and 3.2 for the same will terminate immediately.

11	Infringement, Enforcement, and Defense.

11.1
The license granted herein includes the revocable right to bring actions in WU’s name to enforce the Patent Rights against third parties or to defend the Patent Rights in WU”s name against claims by third parties, subject to the terms and conditions set forth in this Agreement

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

11.2
 WU and Aspen will promptly give to the other written notice of any known or suspected infringement of the Patent Rights or unauthorized use of the Tangible Research Property or Technical Information by third parties.

11.3
Aspen at its sole expense will attempt to abate any infringement of the Patent Rights or unauthorized use of Tangible Research Property or Technical Information by third parties as it relates to the rights provided under this Agreement.  Aspen will have the right to institute and conduct actions against third parties for infringement and unfair trade practices through outside counsel of its choice who are reasonably acceptable to WU.  Aspen  will keep WU informed of all proceedings and provide copies of all pleadings and other papers related to such actions.  WU will provide reasonable assistance to Aspen in prosecuting any such actions.

11.4
Aspen at its sole expense will defend third party claims of patent or intellectual property infringement and injury, death or product liability brought against Aspen and/or WU.  Aspen will have the right to conduct the defense of such actions through outside counsel of its choice who are reasonably acceptable to WU. WU will provide all reasonable assistance for the defense of such claims and Aspen will keep WU informed of all proceedings and provide copies of all pleadings and other papers related to such actions.

11.5
Notwithstanding anything stated herein to contrary, Aspen will not be permitted to settle or compromise any claim or action in a manner that may impose restrictions or obligations on WU or grant rights or concessions to Intellectual Property or Licensed Products without WU's prior written consent.

11.6
Aspen will be entitled to offset 50% of its attorney's fees and expenses incurred in abating third party infringement or unfair trade practices or bringing or defending any action against  third parties under this Article, against the royalties due under Section 5.4 and the fees due under Section 5.5, subject to the restriction of Section 5.7.

11.7
If Aspen fails or declines to take any action under Section 10.3 within a reasonable time after receiving notice of third party infringement or unfair trade practices, then WU will have the right, but not the obligation, to take appropriate actions against such third parties.  If Aspen fails to defend a claim or action under Section 10.3 within thirty days of receiving notice of the same, WU may assume the defense for the account of and at the risk of Aspen and any resulting liability will be deemed conclusively to be a liability of Aspen.  In either case, the failure or declination of Aspen to act will result in the immediate loss of Aspen’s license rights under this Agreement in the country or territory in which the unabated infringement or undefended third party claim or action pertains.

12
Indemnification.  Aspen will indemnify, defend and hold harmless Dr Irving Boime and WU, its trustees, faculty, staff, students and agents from and against any and all liability, loss, damage, action, claim or expense (including attorney's fees and costs at trial and appellate levels) in connection with any claim, suit, action, demand or judgment arising out of (a) the use of any Intellectual Property in the design, development, production, manufacture, sale or offer for sale, use, importation, lease, marketing or promotion by Aspen or its contractors,  Sublicensees or agents of any Licensed Product or (b) injury or death to person or damage to property, or (c) any third party claim that any use or licensing of the Intellectual Property under this Agreement violates or infringes that party's intellectual property rights.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

13	Insurance.

13.1
Aspen or any Sublicensee as appropriate, will provide WU with a certificate of insurance and will provide a complete copy of the insurance policy to WU as soon as one becomes available and notices of subsequent renewals.  The certificates must provide that Aspen’s carrier will notify WU in writing at least thirty days prior to cancellation or material change in coverage.

13.2
WU may periodically evaluate the adequacy of the minimum coverages of insurance specified in this Article.  WU reserves the right to require Aspen to adjust the insurance coverages.  The specified minimum coverages do not constitute a limitation on Aspen’s obligation to indemnify WU under this Agreement.

14	Termination.

14.1	Aspen may terminate this Agreement with or without cause on ninety days written notice to WU. The license rights granted hereunder terminate at the end of the ninety day period.

14.2
WU may terminate on sixty days written notice to Aspen upon material breach by Aspen of the Agreement, subject only to the provisions of Article 4.5.3.  The termination becomes effective at the end of the sixty day period unless Aspen has fully cured the breach within the sixty days.  Material breaches include the following:

14.2.1	Failure to use best efforts to commercialize Licensed Products under Section 4.

14.2.2	Failure to provide a Development Plan within the time allowed as required in Section 4.1 or the updates required in Section 4.2.

14.2.3	Non-compliance with Section 4.3.

14.2.4	Failure to pay any fee, payment or royalty required by Article 5 when due in the place and manner set forth in Article 6.

14.2.5
Failure to keep accurate and complete books and records and to cause Sublicensees to do the same, as required by Article 6.  Also, failure to allow reasonable inspection and audit as required by Article 6.

14.2.6	Breach of confidentiality requirements of Article 7.

14.2.7	Failure to obtain, maintain and report levels of insurance required in Article 13.

14.3
If Aspen enters bankruptcy or receivership, voluntarily or involuntarily, all obligations of WU and all rights (but not obligations) of Aspen terminate immediately without the need for either WU or Aspen to take any action.

14.4	Upon termination of this Agreement for any reason, Aspen must return to WU all Confidential Information (as defined in Article 7) received from WU during the Term of this Agreement.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

14.5
On termination by either Party for any reason, the license rights granted to Aspen under Article 3 terminate when termination of the Agreement is effective.  Aspen’s obligations to pay fees, royalties or other payments and patent expenses (Article 10) accruing prior to termination survive termination

15
Use of Names. Neither Party may use the name of the other for any commercial, advertisement, or promotional purpose without the written consent of the other.  WU acknowledges and understands that Aspen is required to make disclosure of the terms of this Agreement with the Securities and Exchange Commission and to issue a press release upon execution of this Agreement.  WU agrees, after an opportunity to review the press release and the ability to comment thereon, to permit Aspen to release any information required under federal and state securities laws in a press release or filings with the Securities and Exchange Commission.

16
Assignment or Pledge of Agreement. Neither this Agreement nor any portion of it may be assigned by either Party to anyone else without the written consent of the other Party.  Notwithstanding this, Aspen may assign the entire Agreement, without WU's consent, to an entity that succeeds to substantially all of its business or assets by way of merger, sale, acquisition or otherwise, provided that the successor agrees in writing to assume all the obligations and liabilities of Aspen to WU.  The rights granted in this Agreement may not be pledged in any way by Aspen or any Sublicensee to secure any purchase, lease or loan.

17
Notice. Any required or permissive notice under this Agreement will be sufficient if in writing and delivered personally, by recognized national overnight courier, or by registered or certified mail, postage prepaid and return receipt requested, to the address below and will be deemed to have been given as of the date shown on the receipt if by certified or registered mail, or the day following dispatch if by overnight courier.

If to WU:

Washington University
Office of Technology Management
Campus Box 8013
660 South Euclid Avenue
St. Louis   MO   63110
Fax (314/ 362-5872)
If to Aspen:

AspenBio, Inc.
1585 South Perry St.
Castle Rock, CO  80104
Fax: (303/798-8332)

18	Arbitration [Reserved].

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

19	General Provisions.

19.1	This Agreement will be governed and interpreted according to the laws of Missouri.

19.2	None of the terms of this Agreement can be waived except by mutual written consent of the Parties.

19.3	This instrument comprises the entire agreement and understanding of the Parties relating to the subject matter of the Agreement.

19.4	This Agreement cannot be changed, modified or amended except by a written instrument subscribed by authorized representatives of the respective Parties.

19.5
Neither Party is an agent or contractor of the other as a result of any transaction under or related to this Agreement.  Neither Party may in any way pledge the other Party's credit or incur any obligation on behalf of the other Party.

19.6
Each Party is liable to the other only for actual damages for breach of this Agreement or any warranty contained herein, and not for any special, consequential, incidental, or indirect damages arising out of this Agreement, however caused, under any theory of liability.

19.7
The provisions of this Agreement are severable in that if any provision in the Agreement is determined to be invalid or unenforceable under any controlling body of law, that will not affect the validity or enforceability of the remaining provisions of the Agreement.

19.8
If the performance of any obligation under this Agreement is prevented or impaired by acts of war, riot, acts or defaults of common carriers, or governmental laws or regulations, a Party will be excused from performance so long as such cause continues to prevent or impair that Party's performance.  The Party claiming force majeure excuse must promptly notify the other Party of the existence of the cause and must at all times use diligent efforts to resume and complete performance.  This Section 18.8 will not excuse Aspen’s obligation to pay fees, payments and royalties under Article 5 of the Agreement.

19.9	WU has no responsibility for product design and development, servicing, distribution, or marketing, or any decisions made or strategies devised in areas related to Licensed Products.

19.10	Articles 5, 6, 7 above, 12, and 15 above will survive expiration or termination of this Agreement for a period of three years.

19.11	This Agreement will be executed in two original versions, one belonging to each Party. The originals are valid counterparts of each other.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Witness:                      The parties have caused this Agreement to be executed in duplicate by their duly qualified representatives.

Accepted by (Aspen): ASPENBIO, INC AUTHORIZED OFFICIAL AspenBio, Inc. Signature: /s/ Roger Hurst Printed Name: Roger Hurst Title: President Date: May 1, 2004

Provided by (WU):
WASHINGTON UNIVERSITY
AUTHORIZED OFFICIAL

Washington University

Signature: /s/ Michael G. Douglas

Printed Name:  Michael G. Douglas

Title: Associate Vice Chancellor,   Technology Management

Date:  May 1, 2004

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

First Amendment

This First Amendment (“Amendment #01”) is made effective on this 18th day of January, 2008 (“Effective Date”) by and between The Washington University, a corporation established by special act of the Missouri General Assembly, approved February 22, 1853 and acts amendatory thereto, having its principal office at One Brookings Drive, St. Louis, Missouri  63130  ("WU"), and AspenBio Pharma, Inc., previously known as AspenBio Inc., having a principal office at 1585 South Perry Street, Castle Rock, Colorado 80104 (“Aspen”).  WU and Aspen may be referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS, WU and Aspen entered into an Exclusive License Agreement (“Agreement”) dated May 1, 2004; and

WHEREAS, WU and Aspen desire to amend the Agreement, as provided under Article 19.4, under the following terms and conditions.

NOW, THEREFORE, in consideration of the promises herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Article 2.6 Field is amended by replacing 2.6 in its entirety with the following:

2.6 Field: Veterinary use and diagnostic use in humans.  For clarity, diagnostic use in humans shall be limited to the Patent Rights included in the Agreement and the use of single-chain constructs of follicle-stimulating hormone, luteinizing hormone, thyrotropin or thyroid-stimulating hormone, and human chorionic gonadotropin in various aspects of human in-vitro diagnostics such as use in reagent or assay development and manufacturing, manufacturing of reagent test strips or ELISA type kits, production of antibodies, quality control products, calibration and standards material.  This shall not include any internal or therapeutic use in humans.

2.
Within fifteen (15) days of the Effective Date of this Amendment #01 and upon receipt of an invoice from WU to Aspen, Aspen shall pay WU Sixty-five Thousand Dollars ($65,000). Additionally, within fifteen (15) days and upon receipt of an invoice from WU to Aspen, Aspen shall pay WU four (4) equal payments of Fifteen Thousand Dollars ($15,000) payable at the end of each 90-day period from the Effective Date of this Amendment #01.  All payments shall be made according to the provisions of Section 6 of the Agreement.

3.	All other terms and provisions of the Agreement shall remain in full force and effect.

1

IN WITNESS WHEREOF the authorized representatives of the Parties have executed this Amendment #01 as of the Effective Date written above.

AspenBio Pharma, Inc.: By: /s/ Richard Donnelly Name: Richard Donnelly Title: President and CEO Date: January 18, 2008	The Washington University: By: /s/ Bradley J. Castanho Name: Bradley J. Castanho Title: Assistant Vice Chancellor Date: January 18, 2008

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THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Second Amendment

This Second Amendment (“Amendment #02”) is made effective on this 17th day of September, 2008 (“Effective Date”) by and between The Washington University, a corporation established by special act of the Missouri General Assembly, approved February 22, 1853 and acts amendatory thereto, having its principal office at One Brookings Drive, St. Louis, Missouri  63130  ("WU"), and AspenBio Pharma, Inc., previously known as AspenBio Inc., having a principal office at 1585 South Perry Street, Castle Rock, Colorado 80104 (“Aspen”).  WU and Aspen may be referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS, WU and Aspen entered into an Exclusive License Agreement (“Agreement”) dated May 1, 2004 and First Amendment (“Amendment #01”) dated January 18, 2008; and

WHEREAS, WU and Aspen desire to amend the Agreement, as provided under Article 19.4 thereof, under the following terms and conditions.

NOW, THEREFORE, in consideration of the premises herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	A new Section 10.5 is added to the Agreement to read as follows:

“10.5           The Patent Rights listed in Exhibit A of this Amendment #02 are added to the Agreement.  Aspen agrees to pay WU, within thirty (30) days of invoice from WU, the amount of $52,885.32 for patent costs previously paid by WU.  In addition, Aspen shall reimburse all reasonable future patent costs to WU for the preparation, filing, fees and prosecution of the Patent Rights listed in Exhibit A of this Amendment #02 within thirty (30) days of receiving an invoice from WU. All patent payments made by Aspen to WU under this Section 10.5 are non-refundable and non-creditable.”

4.	Section 10.4 is replaced in it entirety to read as follows:

“10.4
If Aspen at any time and at it’s sole discretion informs WU in writing that it no longer wishes to reimburse WU for expenses related to any Patent Rights in any country, WU will be free upon receipt of such notice, and without obligation to Aspen whatsoever, to abandon the patent application or patent subject to the notice or to continue prosecution or maintenance, at its sole option. Any Patent Rights application or patent for which WU assumes responsibility for the expenses of preparation, filing, prosecution, issue and/or maintenance will be removed from the Patent Rights and the licenses granted to Aspen under Sections 3.1 and 3.2 of the Agreement and any amendments to the Agreement related to such Patent Rights will terminate immediately.”

1

5.	All other terms and provisions of the Agreement and Amendment #01 shall remain in full force and effect.

2

IN WITNESS WHEREOF the authorized representatives of the Parties have executed this Amendment #02 as of the Effective Date written above.

AspenBio Pharma, Inc.: By: /s/ Richard Donnelly Name: Richard Donnelly Title: President and CEO Date: September 17, 2008	The Washington University: By: /s/ Bradley J. Castanho Name: Bradley J. Castanho Title: Assistant Vice Chancellor Date: September 17, 2008

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